Exhibit (h)(xi)

TERMS SHEET

UNCOMMITTED and ON DEMAND

OVERDRAFT FACILITY AGREEMENT

The TRUST has requested and THE NORTHERN TRUST COMPANY acting in its capacity as overdraft provider (the “BANK”) has agreed to make available to the TRUST, on behalf of the accounts, series or portfolios of the TRUST which are set out in Schedule A of this Terms Sheet from time to time (each such account, series or portfolio, a “BORROWER” and together the “BORROWERS”) an overdraft facility on the basis of the terms and conditions specified in this terms sheet (the “Terms Sheet”) and the Terms and Conditions (as defined below) (together, the “Agreement”). The term “Borrower” shall be construed so as to include a reference to each account, series or portfolio, as applicable. Unless the context otherwise requires the terms “Trust” shall be construed as the Trust acting solely in respect of a Borrower.

This Agreement has been executed by the parties hereto on _10_ March, 2021 (the “Effective Date”) to signify their agreement to the terms and conditions set out in this Terms Sheet (including Schedules) and also the “Terms and Conditions for Uncommitted and on Demand Overdraft” attached hereto (the “Terms and Conditions”).

In the event of conflict between the Terms Sheet and the Terms and Conditions the Terms Sheet shall prevail.

Capitalised terms not defined in this Terms Sheet shall have the same meanings given to such terms in the Terms and Conditions. Any reference to “Clause” refers to a Clause in the Terms and Conditions.

Any reference to “Bank” or “Custodian” in the Agreement shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

This Agreement may be executed in any number of counterparts and by the parties to this Terms Sheet in separate counterparts each of which, when executed and delivered, shall constitute an original, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

/s/ David J. Mitchell

For and on behalf of The Northern Trust Company, as Bank

/s/ Barbara J. Nelligan

For and on behalf of Datum One Series Trust, on behalf of each Borrower listed in Schedule A Part A

SCHEDULE A – BORROWERS, INVESTMENT ADVISER AND NOTICE DETAILS

Part A – Trust, Borrowers and Investment Adviser

TRUST	Datum One Series Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 as an open-end investment company, on behalf of each Borrower

BORROWERS	PORTFOLIO CODE
Phaeacian Accent International Value Fund	VLC01

Phaeacian Global Value Fund	VLF01

INVESTMENT ADVISER	Phaeacian Partners LLC

Part B – Notice Details

Bank	Email Address	Fax
The Northern Trust Company, London Branch 50 Bank Street, Canary Wharf London, E14 5NT United Kingdom	London_Credit@ntrs.com Attention: Julia De Almeida JD295@ntrs.com

Trust	Email Address	Fax
Datum One Series Trust 50 South LaSalle Street Chicago, IL 60603	Attention: Barbara Nelligan BJJ1@ntrs.com

Investment Adviser	Email Address	Fax
Phaeacian Partners LLC	Attention: Nicholas Farren
880 Apollo Street	Nicholas.Farren@polarcapital.co.uk
Suite 222
El Segundo, California 90245

SCHEDULE B - COMMERCIAL TERMS

In relation to each of the Clauses below the Terms and Conditions are amended or supplemented as follows:

Clause	Amendment or Supplement to Clause
INDICATIVE FACILITY AMOUNT (Clause 2.1)	FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000), or its currency equivalent pursuant to Clause 2.1

REPAYMENT (Clause 6.1)	On demand
AGREED CURRENCIES OPTIONS (Clause 1) and INTEREST (Clause 7)
UNITED STATES DOLLAR (US $)

(a)   Interest on amounts for the time outstanding in United States Dollars will be payable at a rate per annum equivalent to the sum of the US Federal Fund Target Rate (or any replacement term or name by which such rate is known) plus 1.25% per annum and will be calculated on the amount for the time being outstanding on each Account on the basis of the number of days elapsed and a year of 360 days.

LIEN (Clause 11)	Clause 11.3 is applicable
ADMINISTRATION FEE (Clause 8.4)	Each Borrower shall pay to the Bank its pro rata share of (i) a US$50,000 fee payable on the Effective Date; and (ii) a non- refundable US$25,000 fee payable on each anniversary of the Effective Date for so long as the Facility is made available to such Borrower.

SCHEDULE C – CONSTITUTIONAL DOCUMENTS

Part A –

Current Prospectus for each Borrower

Principal Underwriting and Administrative Services Agreement for each Borrower

Investment Management Agreement in respect of the Borrowers]

Current registration statement for each Borrower

PART B – CUSTODIAN AGREEMENTS

Custody Agreement, dated as of March 3, 2020 (the “Custody Agreement”), between Datum One Series Trust and The Northern Trust Company

First Amended Schedule B to the Custody Agreement, effective July 2, 2020

SCHEDULE D – CONDITIONS PRECEDENT

(a)

A certified copy of resolutions of the board of trustees or directors, as the case may be, of the Trust authorizing (i) the execution, delivery and performance of this Agreement and (ii) the overdrafts contemplated under this Agreement;

(b)

a copy of this Terms Sheet, duly signed by the Trust, on behalf of each Borrower, and a copy of the Terms and Conditions initialled by each party by way of acceptance of the terms and conditions of the entire Agreement;

(c)	a certified copy of an incumbency certificate showing the name and signature of the officer(s) signing this Agreement on behalf of the Trust; and

(d)	certified copies of the charter or certificate or other constitutive documents, as the case may be, and by-laws or similar organizational documents of the Trust.